AGREEMENT AND PLAN OF MERGER
by and among
COBIZ FINANCIAL INC.,
BOK FINANCIAL CORPORATION
AND
BOKF MERGER CORPORATION NUMBER SIXTEEN
_____________________
Dated as of June 17, 2018

TABLE OF CONTENTS
ARTICLE I
THE MERGER

1.1.	The Merger	1
1.2.	Closing	1
1.3.	Effective Time	2
1.4.	Effects of the Merger	2
1.5.	Conversion of Company Common Stock	2
1.6.	Purchaser Common Stock	3
1.7.	Merger Sub Common Stock	3
1.8.	Dissenting Shares	3
1.9.	Treatment of Company Equity Awards	4
1.10.	Articles of Incorporation of Surviving Corporation	5
1.11.	Bylaws of Surviving Corporation	6
1.12.	Tax Consequences	6
1.13.	Bank Merger	6

ARTICLE II
EXCHANGE OF SHARES

2.1.	Purchaser to Make Shares Available	6
2.2.	Exchange of Shares	7

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1.	Corporate Organization	9
3.2.	Capitalization	11
3.3.	Authority; No Violation	12
3.4.	Consents and Approvals	13
3.5.	Reports	13
3.6.	Financial Statements	14
3.7.	Broker’s Fees	16
3.8.	Absence of Certain Changes or Events	16
3.9.	Legal Proceedings	16
3.10.	Taxes and Tax Returns	16
3.11.	Employees and Employee Benefit Plans	17
3.12.	Compliance with Applicable Law	19
3.13.	Certain Contracts	20
3.14.	Agreements with Regulatory Agencies	21
3.15.	Risk Management Instruments	21
3.16.	Environmental Matters	21
3.17.	Investment Securities and Commodities	22
3.18.	Real Property	22
3.19.	Intellectual Property	23
3.20.	Related Party Transactions	24
3.21.	State Takeover Laws	24
3.22.	Reorganization	24
3.23.	Opinion	24
3.24.	Company Information	24
3.25.	Loan Portfolio	24
3.26.	Insurance	25
3.27.	No Other Representations or Warranties	26

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

4.1.	Corporate Organization	27
4.2.	Capitalization	27
4.3.	Authority; No Violation	28
4.4.	Consents and Approvals	29
4.5.	Reports	30
4.6.	Financial Statements	30
4.7.	Broker’s Fees	32
4.8.	Absence of Certain Changes or Events	32
4.9.	Legal Proceedings	32
4.10.	Taxes and Tax Returns	32
4.11.	Compliance with Applicable Law	33
4.12.	Certain Contracts	34
4.13.	Financing	34
4.14.	Agreements with Regulatory Agencies	34
4.15.	Related Party Transactions	34
4.16.	State Takeover Laws	35
4.17.	Reorganization	35
4.18.	Purchaser Information	35
4.19.	No Other Representations or Warranties	35

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1.	Conduct of Business of the Company Prior to the Effective Time	36
5.2.	Company Forbearances	36
5.3.	Purchaser Forbearances	39

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ARTICLE VI
ADDITIONAL AGREEMENTS

6.1.	Regulatory Matters	40
6.2.	Access to Information	42
6.3.	Shareholders' Approval	43
6.4.	Legal Conditions to Merger	44
6.5.	Stock Exchange Listing	44
6.6.	Employee Benefit Plans	44
6.7.	Indemnification; Directors' and Officers' Insurance	47
6.8.	Additional Agreements	48
6.9.	Advice of Changes	48
6.10.	Dividends	49
6.11.	Corporate Governance	49
6.12.	Acquisition Proposals	49
6.13.	Public Announcements	51
6.14.	Change of Method	51
6.15.	Takeover Statutes	51
6.16.	Exemption from Liability under Section 16(b)	52
6.17.	Litigation and Claims	52
6.19.	No Control of Other Party's Business	53

ARTICLE VII
CONDITIONS PRECEDENT

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	53
7.2.	Conditions to Obligations of Purchaser and Merger Sub	53
7.3.	Conditions to Obligations of the Company	54

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1.	Termination	56
8.2.	Effect of Termination	58

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ARTICLE IX
GENERAL PROVISIONS

9.1.	Nonsurvival of Representations, Warranties and Agreements	60
9.2.	Amendment	60
9.3.	Extension; Waiver	60
9.4.	Expenses	60
9.5.	Notices	60
9.6.	Interpretation	62
9.7.	Counterparts	62
9.8.	Entire Agreement	62
9.9.	Governing Law; Jurisdiction	63
9.10.	Waiver of Jury Trial	63
9.11.	Assignment; Third Party Beneficiaries	63
9.12.	Specific Performance	64
9.13.	Severability	64
9.14.	Delivery by Facsimile or Electronic Transmission	64
9.15.	Employment and Non-Compete Agreement	65

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INDEX OF DEFINED TERMS
Page

Acquisition Proposal......................................................................................................................	50

affiliate...........................................................................................................................................	61

Agreement........................................................................................................................................	1

Average Closing Price....................................................................................................................	57

Bank Merger.....................................................................................................................................	6

Bank Merger Agreement..................................................................................................................	6

Bank Merger Certificates.................................................................................................................	6

BHC Act...........................................................................................................................................	9

business day...................................................................................................................................	61

CBCA...............................................................................................................................................	1

Certificate........................................................................................................................................	2

Certificate of Merger........................................................................................................................	2

Chosen Courts................................................................................................................................	62

Closing.............................................................................................................................................	1

Closing Date.....................................................................................................................................	2

Closing Date Retention Program...................................................................................................	45

Closing Fiscal Year Bonus Amount...............................................................................................	45

Code.................................................................................................................................................	1

Company..........................................................................................................................................	1

Company Bank.................................................................................................................................	6

Company Benefit Plans..................................................................................................................	17

Company Bylaws...........................................................................................................................	10

Company Certificate......................................................................................................................	10

Company Common Stock................................................................................................................	2

Company Contract.........................................................................................................................	20

Company Director..........................................................................................................................	48

Company Disclosure Schedule........................................................................................................	9

Company Equity Awards.................................................................................................................	5

Company Indemnified Parties........................................................................................................	46

Company Insiders..........................................................................................................................	51

Company Meeting..........................................................................................................................	42

Company Owned Properties..........................................................................................................	22

Company Real Property.................................................................................................................	22

Company Regulatory Agreement...................................................................................................	21

Company Reports...........................................................................................................................	13

Company Restricted Stock Award...................................................................................................	5

Company RSU.................................................................................................................................	4

Company Stock Option....................................................................................................................	4

Company Stock Plan........................................................................................................................	5

Company Subsidiary......................................................................................................................	10

Confidentiality Agreement.............................................................................................................	42

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Continuing Employees...................................................................................................................	44

Conversion Date Retention Program.............................................................................................	45

CRA...............................................................................................................................................	19

Determination Date........................................................................................................................	57

Dissenting Shareholders...................................................................................................................	3

Dissenting Shares.............................................................................................................................	3

dollars.............................................................................................................................................	61

Effective Time..................................................................................................................................	2

Employment and Non-Compete Agreement..................................................................................	64

Enforceability Exceptions..............................................................................................................	12

Environmental Laws......................................................................................................................	21

ERISA............................................................................................................................................	17

Exchange Act.................................................................................................................................	15

Exchange Agent...............................................................................................................................	6

Exchange Fund.................................................................................................................................	6

Exchange Ratio................................................................................................................................	2

Excluded Shares...............................................................................................................................	2
FDIC...............................................................................................................................................11

Federal Reserve Board...................................................................................................................	12

Final Index Price............................................................................................................................	57

GAAP.............................................................................................................................................	10

Governmental Entity......................................................................................................................	13

Index Group...................................................................................................................................	57

Index Price.....................................................................................................................................	57

Index Price on the Starting Date....................................................................................................	57

Intellectual Property.......................................................................................................................	23

IRS.................................................................................................................................................	16

knowledge......................................................................................................................................	61

Liens...............................................................................................................................................	11

Loans..............................................................................................................................................	24

made available...............................................................................................................................	61

Material Adverse Effect...................................................................................................................	9

Materially Burdensome Regulatory Condition..............................................................................	41

Merger.............................................................................................................................................	1

Merger Consideration......................................................................................................................	2

Merger Sub.......................................................................................................................................	1

Merger Sub Articles.........................................................................................................................	5

Merger Sub Bylaws..........................................................................................................................	5

Merger Sub Common Stock.............................................................................................................	3

Nasdaq........................................................................................................................................	8, 57

New Certificates...............................................................................................................................	3

New Plans......................................................................................................................................	44

OCC...............................................................................................................................................	12

OGCA..............................................................................................................................................	1

Per Share Cash Consideration..........................................................................................................	2

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Per Share Stock Consideration.........................................................................................................	5

Permitted Encumbrances...............................................................................................................	22

person.............................................................................................................................................	61

Premium Cap.................................................................................................................................	47

Proxy Statement.............................................................................................................................	13

Purchaser..........................................................................................................................................	1

Purchaser Articles..........................................................................................................................	28

Purchaser Bank................................................................................................................................	6

Purchaser Bylaws...........................................................................................................................	28

Purchaser Common Stock................................................................................................................	2

Purchaser Contract.........................................................................................................................	33

Purchaser Disclosure Schedule......................................................................................................	26

Purchaser Equity Awards..............................................................................................................	27

Purchaser Preferred Stock.............................................................................................................	27

Purchaser Regulatory Agreement..................................................................................................	34

Purchaser Reports..........................................................................................................................	30

Purchaser Restricted Stock Award.................................................................................................	27

Purchaser Share Closing Price.........................................................................................................	8

Purchaser Stock Options................................................................................................................	27

Purchaser Stock Plans....................................................................................................................	27

Purchaser Stock Ratio....................................................................................................................	56

Purchaser Subsidiary......................................................................................................................	27

Regulatory Agencies......................................................................................................................	13

Representatives..............................................................................................................................	49

Requisite Company Vote................................................................................................................	12

Requisite Regulatory Approvals....................................................................................................	41

S-4..................................................................................................................................................	13

Sarbanes-Oxley Act.......................................................................................................................	14

SEC................................................................................................................................................	12

Securities Act.................................................................................................................................	13

SRO................................................................................................................................................	13

Starting Price..................................................................................................................................	57

Statement of Merger.........................................................................................................................	2

Subsidiary.......................................................................................................................................	10

Superior Proposal...........................................................................................................................	50

Surviving Corporation.....................................................................................................................	1

Takeover Statutes...........................................................................................................................	23

Tax..................................................................................................................................................	17

Tax Return......................................................................................................................................	17

Taxes..............................................................................................................................................	17

Termination Date...........................................................................................................................	55

Termination Fee.............................................................................................................................	58

Willful Breach................................................................................................................................	57

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AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2018 (this “Agreement”), by and among CoBiz Financial Inc., a Colorado corporation (the “Company”), BOK Financial Corporation, an Oklahoma corporation (“Purchaser”) and BOKF Merger Corporation Number Sixteen, an Oklahoma corporation and direct wholly-owned subsidiary of Purchaser (“Merger Sub”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Purchaser, Merger Sub and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Merger Sub (the “Merger”), so that Merger Sub is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and
WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

THE MERGER
1.1.    The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Colorado Business Corporation Act (the “CBCA”) and the Oklahoma General Corporation Act (the “OGCA”), at the Effective Time, the Company shall merge with and into Merger Sub. Merger Sub shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Oklahoma. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.
1.2.    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 8:00 a.m. mountain time at the offices of the Company, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other date or time mutually agreed in writing by the parties (the “Closing Date”).
1.3.    Effective Time. Subject to the terms and conditions of this Agreement, on the Closing Date, the Company and Purchaser (on behalf of Merger Sub) shall file or cause to be filed (a) a statement of merger containing such information as is required by the relevant provisions of the CBCA in order to effect the Merger with the Secretary of State of the State of Colorado (the “Statement of Merger”) and (b) a certificate of merger containing such information as is required by the relevant provisions of the OGCA in order to effect the Merger with the Secretary of State of the State of Oklahoma (the “Certificate of Merger”). The Merger shall become effective at such time as is specified in the Statement of Merger and Certificate of Merger (such time, the “Effective Time”).
1.4.    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the CBCA and the OGCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.
1.5.    Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub the Company or the holder of any of the following securities:
(a)    Subject to Section 2.2(e) and Section 8.1(f), each share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, except for Dissenting Shares or shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company, Purchaser or Merger Sub (in each case other than shares of Company Common Stock (i) held in Company Benefit Plans or trust accounts, managed accounts, mutual funds and the like or otherwise held in a fiduciary or agency capacity, or (ii) shares held, directly or indirectly, in respect of debts previously contracted, collectively the “Excluded Shares”), shall be converted into the right to receive, without interest, (i) 0.17 shares (the “Exchange Ratio”) of the common stock, par value $0.00006 per share, of Purchaser (the “Purchaser Common Stock”) and (ii) $5.70 in cash (the “Per Share Cash Consideration”) (the consideration described in (i) and (ii), the “Merger Consideration”).
(b)    All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Purchaser’s option, evidence of shares in book-entry form (collectively, the “New Certificates”) representing whole shares of Purchaser Common Stock and cash as set forth in 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Purchaser Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give the holders of the Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
(c)    Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of the Company Common Stock that are owned by the Company, Purchaser or Merger Sub (in each case other than the Excluded Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.
1.6.    Purchaser Common Stock. At and after the Effective Time, each share of Purchaser Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
1.7.    Merger Sub Common Stock. The common stock of Merger Sub, par value $1.00 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding common stock of the Surviving Corporation.
1.8.    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of the Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a Company shareholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands the fair value of such shares pursuant to, and who complies in all respects with, the provisions of Article 113 of the CBCA (the “Dissenting Shareholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Article 113 of the CBCA (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights provided for pursuant to the provisions of Article 113 of the CBCA and this Section 1.7), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such rights to demand or receive the fair value of such shares of the Company Common Stock under the applicable provisions of the CBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such rights, such holder’s shares of the Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of the Company Common Stock, in accordance with Section 1.5, without any interest thereon. The Company shall give Purchaser prompt notice of any written notices to exercise dissenters’ rights in respect of any shares of the Company Common Stock, attempted withdrawals of such notices and any other instruments served pursuant to the CBCA and received by Company relating to Dissenting Shares. The Company shall not, except with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.
1.9.    Treatment of Company Equity Awards. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under the Company Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall fully vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration with respect to a number of shares of Company Common Stock equal to the (x) product of (A) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (B) the excess, if any, of (i) the sum of the Per Share Stock Consideration and the Per Share Cash Consideration over (ii) the exercise price per share, divided by (y) the sum of the Per Share Stock Consideration and the Per Share Cash Consideration. Purchaser shall issue the consideration described in this Section 1.9(a), less applicable tax withholdings, within five (5) business days following the Closing Date. Any applicable tax withholdings shall first be applied to reduce the Per Share Cash Consideration payable in respect of the holder’s Company Stock Options and to the extent the applicable tax withholdings exceeds the Per Share Cash Consideration payable in respect of the holder’s Company Stock Options, the balance of the applicable tax withholdings shall be applied to reduce the number of shares of Purchaser Common Stock payable in respect of the holder’s Company Stock Options based on the Purchase Share Closing Price. Any Company Stock Option that has an exercise price per share of Company Common Stock that is greater than or equal to the sum of (x) Per Share Stock Consideration plus the Per Share Cash Consideration shall be cancelled in exchange for no consideration.
(b)    At the Effective Time, each restricted stock unit award in respect of a share of Company Common Stock granted under the Company Stock Plan subject to vesting, repurchase or other lapse restriction that is outstanding immediately prior to the Effective Time (a “Company RSU”) shall fully vest and be cancelled and converted automatically into the right to receive the Merger Consideration with respect to a number of Company Shares equal to the number of shares of Company Common Stock subject to such Company RSU, which for any Company RSU subject to the satisfaction of performance criteria shall be calculated assuming satisfaction of such criteria at target achievement. Purchaser shall issue the consideration described in this Section 1.9, less applicable tax withholdings, within five (5) business days following the Closing Date. Any applicable tax withholdings shall first be applied to reduce the Per Share Cash Consideration payable in respect of the holder’s Company RSUs and to the extent the applicable tax withholdings exceeds the Per Share Cash Consideration payable in respect of the holder’s Company RSUs, the balance of the applicable tax withholdings shall be applied to reduce the number of shares of Purchaser Common Stock payable in respect of the holder’s Company RSUs based on the Purchaser Share Closing Price.
(c)    At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under the Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”, and together with Company Stock Options and Company RSUs, “Company Equity Awards”) shall fully vest and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award. Purchaser shall issue the consideration described in this Section 1.9 less applicable tax withholdings, within five (5) business days following the Closing Date. Any applicable tax withholdings shall first be applied to reduce the Per Share Cash Consideration payable in respect of the holder’s Company Restricted Stock Awards and to the extent the applicable tax withholdings exceeds the Per Share Cash Consideration payable in respect of the holder’s Company Restricted Stock Awards, the balance of the applicable tax withholdings shall be applied to reduce the number of shares of Purchaser Common Stock payable in respect of the holder’s Company Restricted Stock Awards based on the Purchaser Share Closing Price.
(d)    Purchaser shall take all corporate action necessary to issue a sufficient number of shares of Purchaser Common Stock with respect to the settlement of Company Equity Awards contemplated by this Section 1.9.
(e)    At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.9.
(f)    For purposes of this Agreement, the following terms shall have the following meanings:
(i)    “Company Stock Plan” means the Company’s Amended and Restated 2005 Equity Incentive Plan.
(ii)    “Per Share Stock Consideration” means the product of (A) the Exchange Ratio times (B) the Purchaser Share Closing Price.
1.10.    Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of Merger Sub (the “Merger Sub Articles”), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.11.    Bylaws of Surviving Corporation. At the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.12.    Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.
1.13.    Bank Merger. Immediately following the Merger or at such time as is determined by Purchaser in its sole discretion, CoBiz Bank, a Colorado state-charted bank and a wholly-owned Subsidiary of the Company (“Company Bank”) will merge (the “Bank Merger”) with and into BOKF, National Association, a national banking association and a wholly-owned Subsidiary of Purchaser (“Purchaser Bank”) pursuant to an agreement and plan of merger to be agreed upon by Purchaser and the Company, which agreement shall be in form and substance customary for mergers similar to the Bank Merger, including that the Bank Merger shall be conditioned on the prior occurrence of the Merger (the “Bank Merger Agreement”). Purchaser Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Effective Time or at such time as is determined by Purchaser in its sole discretion. Company shall cause Company Bank, and Purchaser shall cause Purchaser Bank, to execute such certificates or statements of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time or at such time as is determined by Purchaser in its sole discretion.
ARTICLE II

EXCHANGE OF SHARES
2.1.    Purchaser to Make Shares Available. At or prior to the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company designated by Purchaser and reasonably acceptable to the Company (the “Exchange Agent”) pursuant to an agreement entered into by Purchaser prior to the Closing that is reasonably acceptable to the Company, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of the Company Common Stock and (b) cash in an amount sufficient to pay (i) the aggregate cash portion of the Merger Consideration and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto (after giving effect to Section 6.10, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Purchaser, provided that no such investment or losses thereon shall affect the amount of Merger

Consideration payable to the holders of Certificates. Any interest and other income resulting from such investments shall be paid to Purchaser.
2.2.    Exchange of Shares. (a) As promptly as practicable after the Effective Time, but in no event later than five (5) days thereafter, Purchaser shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of the Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Merger Consideration pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Purchaser Common Stock, the cash portion of the Merger Consideration and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Purchaser Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this ARTICLE II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this ARTICLE II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash portion of the Merger Consideration or any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)    No dividends or other distributions declared with respect to the Purchaser Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II. After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of the Purchaser Common Stock which the shares of Company Common Stock represented by such Certificate have been converted into the right to receive.
(c)    If any certificate representing shares of the Purchaser Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of the Purchaser Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)    After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of the Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such certificate is entitled to as provided in this ARTICLE II.
(e)    Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of the Purchaser Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to the Purchaser Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Purchaser. In lieu of the issuance of any such fractional share, Purchaser shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Purchaser Common Stock on the NASDAQ Stock Market, Inc. Global Select Market (“Nasdaq”) as reported by The Wall Street Journal for the five (5) full trading days ending on the trading day immediately preceding the Closing Date (the “Purchaser Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of the Purchaser Common Stock which such holder (taking into account all fractional share interests to be received by such holder) would otherwise be entitled to receive pursuant to Section 1.5.
(f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for twelve (12) months after the Effective Time shall be paid to Purchaser. Any former shareholders of the Company who have not theretofore complied with this ARTICLE II shall thereafter look only to Purchaser for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Purchaser Common Stock deliverable in respect of each former share of the Company Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Purchaser, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of the Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)    Purchaser shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash portion of the Merger Consideration, cash in lieu of fractional shares of Purchaser Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of the Company Common Stock or Company Equity Awards, as applicable, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Purchaser or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Equity Awards, as applicable, in respect of which the deduction and withholding was made by Purchaser or the Exchange Agent, as the case may be.
(h)    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser, the posting by such person of a bond in such amount as Purchaser may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY
Except (a) as disclosed in the disclosure schedule delivered by the Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Company and (iii) any disclosures made with respect to a section of ARTICLE III shall be deemed to qualify (1) any other section of ARTICLE III specifically referenced or cross-referenced and (2) other sections of ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports filed by the Company since January 1, 2017 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Purchaser and Merger Sub as follows:
3.1.    Corporate Organization. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), which has elected to be, and qualifies as, a financial holding company under the BHC Act. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company, Purchaser or the Surviving Corporation, as the case may be, any event, circumstance, development, change or effect that, individually or in the aggregate, has a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (B) changes in laws, rules, regulations or agency requirements of general applicability to companies in the industries in which such person and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on such person’s or its Subsidiaries’ relationships with its customers, employees or other persons) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of or at the written direction of Purchaser, in the case of the Company, or the Company, in the case of Purchaser, (E) a decline in the trading price of the such person’s common stock or the failure, in and of itself, to meet internal or other estimates, predications, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect on such person has occurred) or (F) the expenses incurred by such person and its Subsidiaries in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B) or (C), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries, taken as a whole, as compared to other companies in the industries in such person and its Subsidiaries operate); or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of such person to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any other person Controlled by such person, whether directly or indirectly, or any other person who owns securities or other ownership interests having a majority of the economic interest or voting power of such person. As used in this Agreement, the word “Control” and the correlative terms “Controlling” and “Controlled”, means, with respect to any specified person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. True and complete copies of the Amended and Restated Articles of Incorporation of the Company (the “Company Articles”) and the By-Laws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Purchaser.
(b)    Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Subsidiary of the Company to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of the Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of the Company, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.
3.2.    Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $0.01 per share and 2,000,000 shares of Company preferred stock, par value $0.01 per share. As of the date of this Agreement, there are (i) 42,388,468 shares of Company Common Stock issued and outstanding, which number includes 357,722 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards, (ii) no shares of Company Common Stock held in treasury, (iii) 149,464 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) no shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company RSUs and (v) no other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement no trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than Company Stock Options, Company RSUs and Company Restricted Stock Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the

Company Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.
(b)    The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3.    Authority; No Violation. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has (i) determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders, (ii) directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s shareholders for approval at a meeting of such shareholders and resolved to recommend to the Company’s shareholders that they approve this Agreement and the transactions contemplated hereby and (iii) adopted a resolution to the foregoing effect. Except for the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote (the “Requisite Company Vote”), and the adoption and approval of the Bank Merger Agreement by Company Bank and the Company as its sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser and Merger Sub) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)    Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.
3.4.    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Office of the Comptroller of the Currency (the “OCC”), and the approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and the approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Purchaser in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (e) the filing of the Statement of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the OGCA and the filing of the Bank Merger Certificates and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by the Company of this Agreement or (ii) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and the Bank Merger on a timely basis.
3.5.    Reports. (a) The Company and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2016 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-

regulatory organization (an “SRO”) ((i) – (vi), collectively “Regulatory Agencies”), including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of the Company and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016, and (ii) there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, in each case of clauses (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries since January 1, 2016 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2016, as of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company Reports.
3.6.    Financial Statements. (a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Crowe Horwath LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of the Company, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.
(c)    The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)    Since January 1, 2016, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.
3.7.    Broker’s Fees. With the exception of the engagement of Bank of America Merrill Lynch, neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
3.8.    Absence of Certain Changes or Events. (a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(b)    Except for the negotiation of this Agreement, the transactions contemplated hereby or as set forth on Section 3.8 of the Company Disclosure Schedule, since December 31, 2017, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
3.9.    Legal Proceedings. (a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is no material injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries.
3.10.    Taxes and Tax Returns. (a) Each of the Company and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. No written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction for which a material tax would be expected to be due. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries. The Company has made available to Purchaser true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(b)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments, in each case in the nature of a tax, together with all penalties and additions to tax and interest thereon.
(c)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes,

including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11.    Employees and Employee Benefit Plans.
(a)    Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity-based compensation, , incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, bonus, employment, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.
(b)    The Company has heretofore made available to Purchaser true and complete copies of (i) each material Company Benefit Plan and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan and (D) the most recently prepared actuarial report for each Company Benefit Plan (if applicable).
(c)    Each Company Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(d)    The IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.
(e)    Neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to any plan that is subject to Title IV of ERISA, including any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
(f)    Neither the Company nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.
(g)    Except as would not result in material liability to the Company, all contributions required to be made to any Company Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any

Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.
(h)    Except as would not result in material liability to the Company, there are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the knowledge of the Company, no set of circumstances exists that would reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.
(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust.
(j)    Except as provided in this Agreement or in Section 3.11(k) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any employee, director or independent contractor to any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation under, any Company Benefit Plan or (iii) give rise to the payment of any amount under any Company Benefit Plan that would not be deductible pursuant to the terms of Section 280G of the Code. Section 3.11(k) of the Company Disclosure Schedule identifies any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).
(k)    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there are no pending or, to the knowledge of the Company, threatened labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.
3.12.    Compliance with Applicable Law.

(a)    The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2016, the Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act of 1977 (the “CRA”), the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and its Subsidiaries are, and since January 1, 2016 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business. The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the antimoney laundering laws. Company Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “satisfactory” or better in its most recently completed exam.
(b)    Since January 1, 2013, neither the Company nor any of its Subsidiaries has exercised any corporate trust powers.
3.13.    Certain Contracts.
(a)    Except for those agreements and other documents filed as exhibits or incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto, or as set forth in Section 3.13(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Purchaser or any of its Subsidiaries to engage in any line of business that is material to the Company and its Subsidiaries, taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement) or (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Company Benefit Plan), whether or not filed with the SEC or set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract”.
(b)    In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the knowledge of the Company each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.
3.14.    Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2016, a recipient of any supervisory letter from, or since January 1, 2016, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing since January 1, 2016, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.
3.15.    Risk Management Instruments. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The financial position of the Company and its Subsidiaries on a consolidated basis under any such derivative transaction has been reflected in the books and records of the Company and its Subsidiaries in accordance with GAAP consistently applied. The Company and each of its Subsidiaries have duly performed in all respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.16.    Environmental Matters. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and have complied since January 1, 2016, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company any private environmental investigations or remediation activities or governmental investigations of any nature, seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of the Company, threatened against the Company, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity or regulatory agency imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding any other representation or warranty in this ARTICLE III, the representations and warranties in this Section 3.16 constitute the sole representations and warranties of the Company concerning any matters relating to any Environmental Law.
3.17.    Investment Securities and Commodities. (a) Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except as set forth in the financial statements included in the Company

Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP consistently applied.
(b)    The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses as currently conducted, and the Company and its Subsidiaries have, since January 1, 2016, been in compliance with such policies, practices and procedures in all material respects.
3.18.    Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company or a Company Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of the Company, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. The Company has previously made available to Purchaser a complete list of all Company Real Property as of the date of this Agreement.
3.19.    Intellectual Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted, (b) (i) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use such Intellectual Property, and (ii) no person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (c) no person is challenging or, to the knowledge of the Company, infringing on or otherwise violating, any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries, (d) neither the Company nor any Company Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary and (e) to the knowledge of the Company, since January 1, 2016, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any re-examinations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.
3.20.    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, which have not been so reported on a timely basis.
3.21.    State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any “moratorium,” “control share acquisition,” “fair price,” “business combination” or other anti-takeover law (any such laws, “Takeover Statutes”).
3.22.    Reorganization. The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23.    Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) of Bank of America Merrill Lynch to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24.    Company Information. The information relating to the Company and its Subsidiaries which is provided in writing by the Company or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto, or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Purchaser or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
3.25.    Loan Portfolio. (a) As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which the Company or any Subsidiary of the Company is a creditor which as of March 31, 2018, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2018, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director or executive officer of the Company or any of its Subsidiaries, or to the knowledge of the Company, any affiliate of any of the foregoing (other than the Company and its Subsidiaries). Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of all of the Loans of the Company and its Subsidiaries that, as of March 31, 2018, had an outstanding balance of $1,000,000 or more and were classified by the Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans.
(b)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected, except as may be limited by the Enforceability Exceptions and (iii) to the knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)    Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)    There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(e)    Since January 1, 2013, neither the Company nor any of its Subsidiaries has sold or securitized any residential mortgage or consumer loans.
3.26.    Insurance. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.27.    No Other Representations or Warranties. (a) Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Purchaser or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to Purchaser or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    The Company acknowledges and agrees that neither Purchaser nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV. The Company has not relied on any representations and warranties of Purchaser other than the representations and warranties of Purchaser that are expressly set forth in ARTICLE IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB
Except (i) as disclosed in the disclosure schedule delivered by Purchaser and Merger Sub to the Company concurrently herewith (the “Purchaser Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Purchaser Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Purchaser or Merger Sub that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on Purchaser, and (c) any disclosures made with respect to a section of this ARTICLE IV shall be deemed to qualify (1) any other section of this ARTICLE IV specifically referenced or cross-referenced and (2) other sections of ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Purchaser Reports filed by Purchaser prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature). Purchaser and Merger Sub hereby represents and warrants to the Company as follows:
4.1.    Corporate Organization. (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is a bank holding company duly registered under the BHC Act, which has elected to be, and qualifies as, a financial holding company under the BHC Act. Merger Sub is a corporation duly formed, validly existing and in good standing under the laws of the State of Oklahoma. Each of Purchaser and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser. True and complete copies of the Purchaser Articles and Merger Sub Articles and Purchaser Bylaws and Merger Sub Bylaws, as in effect as of the date of this Agreement, have previously been made available by Purchaser to the Company.
(b)    Each Subsidiary of Purchaser (a “Purchaser Subsidiary”) is duly organized and validly existing under the laws of its jurisdiction of organization, is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects. There are no restrictions on the ability of any Subsidiary of Purchaser to pay dividends or distributions except for restrictions on dividends or distributions under applicable law and, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Purchaser that is an insured depository institution are insured by the FDIC to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of Purchaser, threatened.
4.2.    Capitalization. (a) The authorized capital stock of Purchaser consists of 2,500,000,000 shares of Purchaser Common Stock and 1,000,000,000 shares of preferred stock, par value $0.00005 per share (“Purchaser Preferred Stock”). As of the date of this Agreement, there are (i) 65,989,975 shares of Purchaser Common Stock issued and outstanding, including 545,769 shares of Purchaser Common Stock granted in respect of outstanding awards of restricted Purchaser Common Stock under a Purchaser Stock Plan (a “Purchaser Restricted Stock Award”), and excluding 257,832 shares of Purchaser Common Stock that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) no shares of Purchaser Preferred Stock issued and outstanding, (iii) 9,874,469 shares of Purchaser Common Stock held in treasury, (iv) 74,534 shares of Purchaser Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Purchaser Common Stock granted under a Purchaser Stock Plan (“Purchaser Stock Options” and, together with the Purchaser Restricted Stock Awards, the “Purchaser Equity Awards”), (v) 2,707,806 shares of Purchaser Common Stock reserved for issuance pursuant to future grants under the Purchaser Stock Plans, and (vi) no other shares of capital stock or other voting securities of Purchaser issued, reserved for issuance or outstanding. As used herein, the “Purchaser Stock Plans” shall mean all employee and director equity incentive plans of Purchaser in effect as of the date of this Agreement and agreements for equity awards in respect of Purchaser Common Stock granted by Purchaser under the inducement grant exception. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 1,000 are issued and outstanding. All of the issued and outstanding shares of Purchaser Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Purchaser may vote. No trust preferred or subordinated debt securities of Purchaser are issued or outstanding. Other than Purchaser Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Purchaser to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Purchaser or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Purchaser Common Stock or other equity interests of Purchaser.

(b)    Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Purchaser Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Purchaser Bank, as provided under 12 U.S.C. §55) and free of preemptive rights. No Purchaser Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
(c)    Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Merger and the other transactions contemplated hereby.
4.3.    Authority; No Violation. (a) Each of Purchaser and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Purchaser and Merger Sub. Purchaser, as Merger Sub’s sole stockholder, has approved this Agreement and the transactions contemplated hereby at a duly held meeting or by unanimous written consent. Except for the adoption and approval of the Bank Merger Agreement by Purchaser Bank and Purchaser as its sole shareholder, no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Purchaser Common Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Purchaser will have any preemptive right or similar rights in respect thereof.
(b)    Neither the execution and delivery of this Agreement by Purchaser and Merger Sub, nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby, nor compliance by Purchaser or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Purchaser Articles of Incorporation (“Purchaser Articles”) or Merger Sub Articles or the Purchaser Bylaws (“Purchaser Bylaws”) or Merger Sub Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Sections 3.4 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Purchaser or any of its

Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser.
4.4.    Consents and Approvals. Except for (a) the filing of applications, filings and notices, as applicable, with Nasdaq, (b) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board and with the OCC, and the approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices with any other banking or other regulatory authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Purchaser Disclosure Schedule and the approval of such applications, filings and notices, (d) the filing with the SEC of the Proxy Statement and the S-4, and declaration of effectiveness of the S-4, (e) the filing of the Statement of Merger with the Secretary of State of the State of Colorado pursuant to the CBCA and the filing of the Certificate of Merger with the Secretary of State of the State of Oklahoma pursuant to the OGCA and the filing of the Bank Merger Certificates and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Purchaser Common Stock pursuant to this Agreement and the approval of the listing of such Purchaser Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Purchaser and Merger Sub of this Agreement or (ii) the consummation by Purchaser and Merger Sub of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, neither Purchaser nor Merger Sub is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5.    Reports. (a) Purchaser and each of its Subsidiaries have timely filed or furnished, as applicable, all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file or furnish, as applicable, since January 1, 2016 with any Regulatory Agencies, including any report, registration or statement required to be filed or furnished, as applicable, pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Purchaser and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Purchaser, investigation into the business or operations of Purchaser or any of its Subsidiaries since January 1, 2016 and (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Purchaser or any of its

Subsidiaries, in each case of clauses (i) and (ii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
(b)    An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Purchaser since January 1, 2016 pursuant to the Securities Act or the Exchange Act (the “Purchaser Reports”) is publicly available. No such Purchaser Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2016, as of their respective dates, all Purchaser Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Purchaser has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Purchaser Reports.
4.6.    Financial Statements. (a) The financial statements of Purchaser and its Subsidiaries included (or incorporated by reference) in the Purchaser Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Purchaser and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Purchaser and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iv) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Purchaser and its Subsidiaries have been, since January 1, 2016, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned (or informed Purchaser that it intends to resign) or been dismissed as independent public accountants of Purchaser as a result of or in connection with any disagreements with Purchaser on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)    Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) required by GAAP to be included on a consolidated balance sheet of

Purchaser, except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Purchaser included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018 (including any notes thereto), and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.
(c)    The records, systems, controls, data and information of Purchaser and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Purchaser or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that, either individually or in the aggregate, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Purchaser, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Purchaser by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser’s outside auditors and the audit committee of Purchaser’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Purchaser, any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. To the knowledge of Purchaser, there is no reason to believe that Purchaser’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)    Since January 1, 2016, (i) neither Purchaser nor any of its Subsidiaries, nor, to the knowledge of Purchaser, any director, officer, auditor, accountant or representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to the Board of Directors of Purchaser or any committee thereof or to the knowledge of Purchaser, to any director or officer of Purchaser.

4.7.    Broker’s Fees. With the exception of the engagement of Goldman, Sachs & Co., neither Purchaser nor any Purchaser Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
4.8.    Absence of Certain Changes or Events. (a) Since December 31, 2017, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser.
(b)    Except for the negotiation of this Agreement, the transactions contemplated hereby or as set forth on Section 4.8 of the Purchaser Disclosure Schedule, since December 31, 2017, Purchaser and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9.    Legal Proceedings. (a) Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Purchaser, neither Purchaser nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Purchaser, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Purchaser or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)    There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Purchaser, any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries.
4.10.    Taxes and Tax Returns. Each of Purchaser and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Purchaser and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. No written claim has ever been made by an authority in a jurisdiction where Purchaser or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction for which a material tax would be expected to be due. Each of Purchaser and its Subsidiaries has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. The federal income Tax Returns of Purchaser and its Subsidiaries for all years to and including 2013 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. Neither Purchaser nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Purchaser and its Subsidiaries or the assets of Purchaser and its Subsidiaries. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Purchaser or any of its Subsidiaries. Purchaser has made available to the

Company true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. Neither Purchaser nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Purchaser and its Subsidiaries). Neither Purchaser nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Purchaser) or (B) has any liability for the Taxes of any person (other than Purchaser or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Purchaser nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Purchaser nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2). At no time during the past five (5) years has Purchaser been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
4.11.    Compliance with Applicable Law. Purchaser and each of its Subsidiaries hold, and have at all times since January 1, 2016, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Purchaser, and, to the knowledge of Purchaser, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Since January 1, 2016, Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Purchaser or any of its Subsidiaries, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser. Purchaser Bank has a CRA rating of “satisfactory” or better in its most recently completed exam.
4.12.    Certain Contracts. (a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Purchaser Contract”).

(b)    In each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Purchaser, (i) each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Purchaser and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Purchaser Contract, (iii) to the knowledge of Purchaser each third-party counterparty to each Purchaser Contract has performed all obligations required to be performed by it to date under such Purchaser Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract.
4.13.    Financing. Purchaser has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.
4.14.    Agreements with Regulatory Agencies. Neither Purchaser nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2017, a recipient of any supervisory letter from, or since January 1, 2017, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Purchaser Disclosure Schedule, a “Purchaser Regulatory Agreement”), nor has Purchaser or any of its Subsidiaries been advised in writing since January 1, 2017, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Purchaser Regulatory Agreement.
4.15.    Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Purchaser or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Purchaser or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Purchaser Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Purchaser) on the other hand, of the type required to be reported in any Purchaser Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act, which have not been so reported on a timely basis.
4.16.    State Takeover Laws. The Board of Directors of Purchaser and Merger Sub has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any Takeover Statutes.

4.17.    Reorganization. Purchaser has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.18.    Purchaser Information. The information relating to Purchaser and its Subsidiaries which is provided in writing by Purchaser or its representatives specifically for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of the Company Common Stock at the time of the Company Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Purchaser incorporated by reference in the Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement or the S-4.
4.19.    No Other Representations or Warranties. (a) Except for the representations and warranties made by Purchaser and Merger Sub in this ARTICLE IV, neither Purchaser nor any other person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other person makes or has made any representation or warranty to the Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Purchaser and Merger Sub in this ARTICLE IV, any oral or written information presented to the Company or any of its affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)    Purchaser acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III. Purchaser has not relied on any representations and warranties of the Company other than the representations and warranties of the Company that are expressly set forth in ARTICLE III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1.    Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (or, in the case of clause (b), the Company) (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact its business organization, the services of its employees and its advantageous business relationships, and (b) each of the Company and Purchaser shall not, and shall cause their respective Subsidiaries not to, knowingly take any action that would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2.    Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:
(a)    other than in the ordinary course of business, (i) incur any indebtedness for borrowed money (other than (x) indebtedness of the Company or any of its wholly-owned Subsidiaries to the Company or any of its Subsidiaries and (y) Federal Home Loan Bank advances, deposits, purchases of federal funds and entering into repurchase agreements), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity (other than (x) a Subsidiary of the Company, (y) in connection with the presentation of items for collection (e.g., personal or business checks), and (z) letters of credit and similar instruments);
(b)    (i)     adjust, split, combine or reclassify any capital stock;
(i)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company on the Company Common Stock at a rate not in excess of $0.10 per share of Company Common Stock, (B) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly-owned Subsidiaries, (C) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding Taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards or (D) to satisfy obligations under Company Benefit Plans);
(ii)    grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, except employee, consultant and non-employee director equity awards in the ordinary course of business; or
(iii)    issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for employee, consultant and non-employee director equity awards in the ordinary course of business, pursuant to the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards;
(c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person other than a wholly-owned Subsidiary, or cancel, release or assign any material indebtedness owed by any such person or any claims against any such person, in each case other than Permitted Encumbrances or in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the Company Disclosure Schedule;
(d)    except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly owned Subsidiary of the Company;
(e)     (i) terminate, materially amend, or waive any material provision of, any Company Contract, other than any contract that terminates by its terms or normal renewals of contracts without material adverse changes of terms with respect to the Company, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;
(f)    except as required under applicable law or the terms of any Company Benefit Plan, (i) increase the compensation or benefits payable to any current or former employee or director, except in the ordinary course of business consistent with past practices that do not exceed three percent (3%) in the aggregate; (ii) enter into any new, or amend any existing, employment, severance, loan, change in control, retention or similar agreement or arrangement, except (A) for agreements entered into with any newly hired employees, (B) for employment agreements with employees who are not executive officers or (C) for severance agreements entered into with employees who are not executive officers in connection with terminations of employment, in each case, in the ordinary course of business; (iii) enter into, adopt or terminate any Company Benefit Plan, except as permitted by clause (ii); (iv) amend any Company Benefit Plan, other than amendments that do not materially increase the cost to the Company of maintaining such Company Benefit Plan; or (v) enter into or adopt any collective bargaining agreement;
(g)    settle any claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $750,000 individually or $1,500,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or Purchaser;
(h)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(i)    amend the Company Articles or Company Bylaws or comparable governing documents of its Subsidiaries;
(j)    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries (other than mergers or consolidations solely involving its subsidiaries);
(k)    materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security rated below investment grade, in each case, other than (i) in the ordinary course of business consistent with past practice, or (ii) as may be required by applicable laws, regulations, guidelines or policies imposed by a Governmental Entity;
(l)    implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or by any applicable law, regulations, guidelines or policies imposed by any Governmental Entity;
(m)    enter into any material new line of business;
(n)    make any loans or extensions of credit, except (i) in the ordinary course of business consistent with past practice and in accordance with internal policy limits or (ii) pursuant to existing commitments; provided, that Purchaser shall be required to respond to any request for a consent to make such loan or extension of credit not covered by clauses (i) or (ii) in writing within two (2) business days after the loan package is delivered to Purchaser;
(o)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, Loans or (ii) investment, risk and asset liability management or hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;
(p)    make, or commit to make, any capital expenditures in excess of $1,000,000 in the aggregate, except as contemplated in the capital expenditure budget previously made available by the Company to Purchaser;
(q)    make application for the opening, relocation or closing of any, or open, relocate or close any, material branch office, material loan production office or other significant office or operations facility of it or its Subsidiaries;
(r)    other than in the ordinary course of business consistent with past practice (to the extent applicable), make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended material Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes; or
(s)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3.    Purchaser Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Purchaser Disclosure Schedule), required by law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall not permit any of its Subsidiaries to:
(a)    amend the Purchaser Articles or Purchaser Bylaws in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Common Stock;
(b)    adjust, split, combine or reclassify any capital stock of Purchaser;
(c)    (i) enter into agreements with respect to, or consummate, any mergers or business combinations, or any acquisition of any other person or business, (ii) make loans, advances or capital contributions to, or investments in, any other person, or (iii) knowingly take any other action or fail to take any action, in each case of clauses (i), (ii) or (iii), that would reasonably be expected to prevent or materially delay the consummation of the Merger;

(d)    adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution of Purchaser or Merger Sub;
(e)    take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
(f)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI

ADDITIONAL AGREEMENTS
6.1.    Regulatory Matters. (a) Purchaser and the Company shall promptly prepare and file with the SEC, no later than twenty (20) business days after the date of this Agreement, the Proxy Statement and Purchaser shall promptly prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Purchaser and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and the Company shall thereafter as promptly as practicable mail or deliver the Proxy Statement to its shareholders. Purchaser shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.
(b)    The parties hereto shall cooperate with each other and use, and cause their applicable Subsidiaries to use, their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Requisite Regulatory Approvals), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than twenty (20) business days after the date of this Agreement, Purchaser and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices, petitions and filings required to be filed with any Governmental Entity in order to obtain the Requisite Regulatory Approvals.
(c)    Purchaser and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or

Purchaser, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.
(d)    In furtherance and not in limitation of the foregoing, each of Purchaser, Merger Sub and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Purchaser or permit the Company to take, or agree to take, any action or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on Purchaser and its Subsidiaries, taken as a whole, after giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a “Materially Burdensome Regulatory Condition”).
(e)    Purchaser and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Purchaser and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to Company’s shareholders and at the time of the Company’s Meeting to consider and vote upon approval of this Agreement and the transactions contemplated hereby (including the Merger), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Purchaser and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Proxy Statement and each amendment or supplement thereto to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Proxy Statement and any amendment or supplement thereto.
(f)    Purchaser, Merger Sub and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
(g)    As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board and (y) the OCC.
6.2.    Access to Information. (a) Upon reasonable notice and subject to applicable laws, each of Purchaser and the Company, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, counsel, accountants and advisors of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Purchaser and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as such party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access. Neither Purchaser nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Purchaser’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable best efforts to cooperate and make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)    Each of Purchaser and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 30, 2018, between Purchaser and the Company (the “Confidentiality Agreement”).

(c)    No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3.    Shareholders’ Approval.
(a)    The Company shall, in accordance with applicable law and the Company Articles and Company Bylaws, call, give notice of, convene and hold a meeting of its shareholders (the “Company Meeting,”) as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to approve a merger. The Company shall engage a proxy solicitor reasonably acceptable to Purchaser to assist in the solicitation of proxies from the common shareholders of the Company related to the Requisite Company Vote. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the shareholders of the Company the Requisite Company Vote, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement) that they approve this Agreement and the transactions contemplated hereby. However, subject to Sections 8.1 and 8.2, if the Board of Directors of the Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, the Board of Directors of the Company may submit this Agreement to its shareholders without recommendation or may change its recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation or a change in its recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives the Purchaser at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of the Company in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describing in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by the Purchaser and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(a) and will require a new notice period as referred to in this Section 6.3(a).
(b)    The Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote and subject to the terms and conditions of this Agreement, the Company shall continue to use all reasonable best efforts, together with a proxy solicitor, to solicit the holders of the Company Common Stock to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement and the transactions contemplated hereby (including the Merger) shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of voting on the approval of this Agreement and the transactions contemplated hereby (including the Merger), and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall use reasonable best efforts to inform the Purchaser of the status of proxy voting for the Company Meeting on a prompt and continuous basis.
6.4.    Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Purchaser and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Purchaser or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5.    Stock Exchange Listing. Purchaser shall cause the shares of Purchaser Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
6.6.    Employee Benefit Plans. (a) During the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, Purchaser shall provide the employees of the Company and its Subsidiaries who continue to be employed by Purchaser and its Subsidiaries immediately following the Effective Time (the “Continuing Employees”) with  a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by the Company or any such Subsidiary to such Continuing Employees immediately prior to the Effective Time, unless the Continuing Employee chooses to accept a position with the Purchaser or its Subsidiaries that is not substantially similar to the job function for which such Continuing Employee was employed by the Company prior to the Closing,  short- and long-term incentive compensation opportunities that, in each case, are no less favorable than the short- and long-term incentive compensation opportunities provided to similarly situated employees of Purchaser, and  other compensation and employee benefits that are no less favorable in the aggregate than the other compensation and employee benefits provided to similarly situated employees of Purchaser. Without limiting the immediately preceding sentence, Purchaser or one of its Subsidiaries shall, provide to each Continuing Employee whose employment terminates during the period between the Closing Date and December 31 of the year following the year in which the Closing Date occurs with severance benefits equal to the greater of (A) the severance benefits for which such Continuing Employee was eligible immediately prior to the Closing and (B) the severance benefits for which employees of the Purchaser and its Subsidiaries who are similarly situated to such Continuing Employee would be eligible under the severance plans or policies of Purchaser or its Affiliates, in each case, determined without taking into account any reduction after the Closing in compensation paid to such Continuing Employee.
(b)    With respect to any employee benefit plans of Purchaser or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Purchaser shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and his or her eligible dependents with credit for any eligible expenses incurred by such employee or dependent prior to the Effective Time under a Company Benefit Plan that is a medical plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time, provided, that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.
(c)    Purchaser shall assume and honor all Company Benefit Plans in accordance with their terms. Purchaser hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Company Benefit Plans will occur at the Effective Time.
(d)    If requested by Purchaser prior to the Closing Date, the Company shall adopt resolutions and take such corporate action as is necessary to terminate the 401(k) plan of the Company, effective as of the Closing Date.
(e)
(i)    The Company may establish a cash-based retention program in the aggregate amount set forth on Section 6.6(e) of the Company Disclosure Schedule to promote retention and to incentivize efforts to consummate the Closing (the “Closing Date Retention Program”) with any such payments from such Closing Date Retention

Program to be paid immediately prior the Effective Time or upon an earlier qualifying termination of employment. Amounts under the Closing Date Retention Program shall be allocated among the employees of the Company and its Subsidiaries identified, and in the amounts and on the terms determined, by the Chief Executive Officer of the Company (or his designees), subject to the approval of Purchaser which shall not be unreasonably withheld. If a retention award or portion thereof under the Closing Date Retention Program is forfeited by a participant, the Chief Executive Officer of the Company (or his designees) may reallocate the retention award (or unpaid portion thereof) to existing employees or new hires of the Company and its Subsidiaries, subject to the approval of Purchaser which shall not be unreasonbly withheld.
(ii)    The Company may establish a cash-based retention program to promote retention and incentivize efforts through the Company Bank conversion date (the “Conversion Date Retention Program”). Participants and amounts under the Conversion Date Retention Program shall be as mutually agreed between Purchaser and the Company.
(f)     Purchaser shall honor the bonus plans or arrangements in place for Continuing Employees for the fiscal year in which the Closing occurs. To the extent that the Closing occurs prior to the payment of bonuses in respect of any fiscal year of the Company, Purchaser will pay the annual bonuses to Continuing Employees in respect of such fiscal year in the ordinary course and based on actual performance through the end of the fiscal year (with any subjective performance criteria deemed achieved at 100% of target levels) (the “Closing Fiscal Year Bonus Amount”), subject to the Continuing Employee’s continued employment with Purchaser or any of its Subsidiaries through the bonus payment date; provided, that (i) if a Continuing Employee is terminated without cause following the end of the fiscal year but prior to the bonus payment date, the employee shall be entitled to receive the Closing Fiscal Year Bonus Amount, payable on the  employee’s termination date and (ii) if an employee of the Company or its Subsidiaries is terminated immediately prior to the Closing Date or a Continuing Employee is terminated prior to the end of the fiscal year in which the Closing occurs, then the employee will be entitled to receive the annual bonus, prorated through the employee’s termination date, based on actual performance through the employee’s termination date (with any subjective performance criteria deemed achieved at 100% of target levels), payable on the employee’s termination date. Any bonus payable pursuant to this Section 6.6(f) shall be payable in full in cash, including with respect to any portion of the bonus that would otherwise be payable in equity-based awards.
(g)    The Company may take such actions during the 2018 calendar year to the extent reasonably necessary in order to mitigate the impact of Sections 280G and 4999 of the Code on the Company and employees of the Company, respectively, including, but not limited to, accelerating all or a portion of the bonus for the 2018 fiscal year to a date no later than December 31, 2018 and accelerating the vesting and settlement of Company Stock Options, Company Restricted Stock Awards and Company RSUs to a date no later than December 31, 2018, subject to Purchaser’s approval which shall not be unreasonably withheld, delayed or conditioned.

(h)    Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of Purchaser, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of Purchaser, the Company, or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of Purchaser or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7.    Indemnification; Directors’ and Officers’ Insurance.
(a)     From and after the Effective Time, Purchaser and the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, the Company Articles or Company Bylaws as in effect on the date of this Agreement or any agreements providing for indemnification by the Company or any of its Subsidiaries, each present and former director, officer or employee of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the transactions contemplated by this Agreement; and Purchaser and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law, the Company Articles or Company Bylaws as in effect on the date of this Agreement or any agreements providing for indemnification by the Company or any of its Subsidiaries, provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking, in a reasonable and customary form, to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.
(b)    For a period of six (6) years after the Effective Time, Purchaser and the Surviving Corporation shall cause to be maintained, at no expense to the beneficiaries, in effect the current policies of directors’ and officers’ liability insurance maintained by the Company

(provided, that Purchaser and the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that Purchaser and the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Purchaser and the Surviving Corporation shall cause to be maintained policies of insurance which, in Purchaser’s and the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company may obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Premium Cap. If the Company purchases such a “tail policy,” Purchaser and the Surviving Corporation shall maintain such “tail policy” in full force and effect and continue to honor its obligations thereunder.
(c)    The obligations of the Purchaser, the Surviving Corporation and the Company under this Section 6.7(c) shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7(c) without the prior written consent of the affected Company Indemnified Party or affected person. The rights of each Company Indemnified Party under this Section 6.7 shall be in addition to any rights such person may have under the CBCA, any other applicable law or agreement.
(d)    The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Purchaser, the Surviving Corporation or any of their respective successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, Purchaser or the Surviving Corporation will cause proper provision to be made so that the successors and assigns of Purchaser or the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
6.8.    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.

6.9.    Advice of Changes. Each of Purchaser and the Company shall promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.
6.10.    Dividends. After the date of this Agreement, each of Purchaser and the Company shall coordinate with the other the declaration of any dividends in respect of the Purchaser Common Stock and the Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of the Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Purchaser Common Stock any such holder receives in exchange therefor in the Merger.
6.11.    Corporate Governance.
(a)    At or prior to the Effective Time, Purchaser shall cause the number of directors that will comprise the full Board of Directors of Purchaser at the Effective Time to be increased by one and to appoint Steven Bangert to the Board of Directors of Purchaser, or if Mr. Bangert is not then a member of the Board of Directors of the Company or otherwise unable to be appointed, such other member of the Board of Directors of the Company mutually agreed by the Company and Purchaser, to fill the vacancy resulting from such increase (Mr. Bangert, or such mutually agreed person, the “Company Director”). Purchaser shall cause the Company Director to be included in Purchaser’s slate of directors for the annual meeting of stockholders of Purchaser following the Effective Time.
(b)    At or prior to the Effective Time, Purchaser (as the sole stockholder of Purchaser Bank) shall cause the number of directors that will comprise the full Board of Directors of Purchaser Bank at the Effective Time to be increased by one and to appoint Steven Bangert, or if Mr. Bangert is not then a member of the Board of Directors of the Company or otherwise unable to be appointed, such other member of the Board of Directors of the Company mutually agreed by the Company and Purchaser, to the Board of Directors of Purchaser Bank to fill the vacancy resulting from such increase.
6.12.    Acquisition Proposals.
(a)    The Company shall not, and shall cause its Subsidiaries and use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal; provided, that, prior to the approval of this Agreement and the transactions contemplated hereby (including the Merger) by the shareholders of the Company by the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal, after the date of this Agreement and its Board of Directors concludes in good faith (after receiving the advice of its outside counsel and with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have provided such information to Purchaser and entered into a confidentiality agreement with such third party on material terms no less favorable to it than the Confidentiality Agreement. The Company will, and will use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Purchaser with respect to any Acquisition Proposal. The Company will promptly (and in any event within twenty-four (24) hours) advise Purchaser following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Purchaser of any related developments, discussions and negotiations, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. The Company shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of the Company, to enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal in accordance with its terms. The Company shall use its reasonable best efforts, subject to applicable law, to, within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Purchaser and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. Unless and until this Agreement shall have been duly terminated in accordance with its terms, the Company shall not, and shall cause its Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with Section 6.12(a)) relating to any Acquisition Proposal.
(b)    As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25%

or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganizations. “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith to be more favorable to its shareholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “25%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”
(c)    Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act or Item 1012(a) of Regulation M-A with respect to an Acquisition Proposal or from making any legally required disclosure to the Company’s shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.
6.13.    Public Announcements. Each of the Company and Purchaser shall each use their reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law or regulation, a request by a Governmental Entity or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
6.14.    Change of Method. Purchaser shall be empowered at any time prior to the Effective Time, to change the method or structure of effecting the combination of the Company and Purchaser (including the provisions of ARTICLE I hereof); provided, that no such change shall (i) alter or change the Merger Consideration or the number of shares of the Purchaser

Common Stock to be received by the Company’s shareholders in exchange for each share of the Company Common Stock, (ii) adversely affect the Tax treatment of the Company’s or Purchaser’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of the Company or Purchaser pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.
6.15.    Takeover Statutes. None of the Company, Purchaser or Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.16.    Exemption from Liability under Section 16(b). The Company and Purchaser agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.16. The Board of Directors of Purchaser and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of the Company) any dispositions of Company Common Stock or Company Equity Awards by the Company Insiders, and (in the case of Purchaser) any acquisitions of Purchaser Common Stock by any Company Insiders who, immediately following the Merger, will be officers or directors of Purchaser subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.17.    Litigation and Claims. Each of Purchaser and the Company shall promptly notify each other in writing of any action, arbitration, investigation, litigation, or subpoena issued or commenced by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Purchaser or the Company, as applicable, threatened against Purchaser, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Purchaser, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Purchaser the opportunity to participate, at Purchaser’s own expense, in the defense or settlement of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.18.    Bank Merger. Prior to the Effective Time, the Company shall use reasonable best efforts to cooperate with Purchaser, including by causing Company Bank to execute, if requested by Purchaser, such certificates or articles of merger and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later time as Purchaser may determine in its sole discretion, the Bank Merger pursuant to an agreement and plan of merger in form and substance customary for mergers similar to the Bank Merger.
6.19.    No Control of Other Party’s Business. Nothing contained in this Agreement shall give Purchaser or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Purchaser or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Purchaser and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

CONDITIONS PRECEDENT
7.1.    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)    Shareholder Approval. This Agreement shall have been approved by the shareholders of the Company by the Requisite Company Vote.
(b)    Nasdaq Listing. The shares of the Purchaser Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

(c)    Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been earlier terminated.
(d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.
7.2.    Conditions to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Purchaser (on behalf of itself and Merger Sub), at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b), 3.2(b) and 3.3(a) (in each case, after giving effect to the lead in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on the Company set forth in such representations or warranties but, in each case, after giving effect to the lead in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to the foregoing effect.
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by an authorized officer of the Company to such effect.
(c)    Federal Tax Opinion. Purchaser shall have received the written opinion from Frederic Dorwart, Lawyers PLLC, counsel to Purchaser (or other counsel reasonably satisfactory to Purchaser), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.
7.3.    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Purchaser and Merger Sub set forth in Section 4.2(a), the last sentence of Section 4.3(a) and Section 4.8(a) (in each case, after giving effect to the lead in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Purchaser and Merger Sub set forth in Sections 4.1(a), 4.1(b), 4.2(b) and 4.3(a) (other than the last sentence of Section 4.3(a)) (in each case, after giving effect to the lead in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Purchaser and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect on Purchaser set forth in such representations or warranties but, in each case, after giving effect to the lead in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect on Purchaser set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Purchaser. The Company shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to the foregoing effect.
(b)    Performance of Obligations of Purchaser and Merger Sub. Purchaser and Merger Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser by an authorized officer of Purchaser to such effect.
(c)    Federal Tax Opinion. The Company shall have received a written opinion from Simpson Thacher & Bartlett LLP, counsel to the Company (or other counsel reasonably satisfactory to the Company), dated as of the Closing Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon representation letters from each of Purchaser, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated as of the date of such opinion.
ARTICLE VIII

TERMINATION AND AMENDMENT
8.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company:
(a)    by mutual consent of Purchaser and the Company in a written instrument;
(b)    by either Purchaser or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(c)    by either Purchaser or the Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)    by either Purchaser or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Purchaser, or Purchaser or Merger Sub, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Purchaser, or 7.3, in the case of a termination by the Company, and which is not cured within the earlier of the Termination Date and forty-five (45) days following written notice to the Company, in the case of a termination by Purchaser, or Purchaser, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period;
(e)    by Purchaser, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3, or recommends to its shareholders an Acquisition Proposal other than the Merger, or (B) shall have breached Section 6.3 by failing to call and hold the Company Meeting, as provided therein, or materially breached Section 6.12; or (ii) a tender offer or exchange offer for 25% or more of the outstanding shares of the Company Common Stock is commenced (other than by Purchaser or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act; or
(f)    by the Company, at any time within two Business Days following the Determination Date (defined below) if both of the following conditions are satisfied:
(i)          The number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Purchaser Stock Ratio”) shall be less than 0.825; and

(ii)      (x) the Purchaser Stock Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.175 from the quotient in this clause (ii)(y);

subject, however, to the following three sentences.  If the Company elects to exercise its termination right pursuant to this Section 8.1(f), it shall give written notice to Purchaser on or prior to the second trading day prior to the Closing Date.  Following its receipt of such notice, Purchaser shall have the option, at its sole discretion, to increase the stock consideration to be received by the Company shareholders hereunder, by adjusting the Exchange Ratio (calculated to the nearest ten-thousandth) to a number (rounded to the nearest ten-thousandth) equal to the quotient of (A) the product of (i) the product of the Starting Price, multiplied by 0.825, multiplied by (ii) the Exchange Ratio, divided by (B) the Average Closing Price.  If Purchaser so elects, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(f), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the average of the daily volume-weighted average sales price per share of Purchaser Common Stock on the Nasdaq, for the twenty consecutive full trading days ending on and including the third trading day preceding the Closing Date, as reported by Bloomberg.

“Determination Date” shall mean the third trading day prior to the Closing Date.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on and including the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on a given date.

“Index Price on the Starting Date” shall mean $4,289.05.

“Starting Price” shall mean $101.91.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2.    Effect of Termination. (a) In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, the Company, any of their respective Subsidiaries or any of the officers, directors, employees, shareholders, agents or representatives of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2, ARTICLE IX and the Confidentiality Agreement shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Purchaser or Merger Sub nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement occurring prior to termination (which, in the case of the Company, shall include the loss to the holders of the Company Common Stock and Company Equity Awards of the economic benefits of the Merger, including the loss of the premium offered to the holders of the Company Common Stock and Company Equity Awards). “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.
(b)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by either Purchaser or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained at the Company Meeting or (B) thereafter this Agreement is terminated by Purchaser pursuant to Section 8.1(d) as a result of a Willful Breach of this Agreement, and (C) prior to the date that is twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Purchaser, by wire transfer of same day funds, a fee equal to $34,200,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.
(i)    In the event that this Agreement is terminated by Purchaser pursuant to Section 8.1(e), then the Company shall pay Purchaser, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.
(c)    Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees, liabilities or damages payable by the Company under this Section 8.2 shall be equal to the Termination Fee. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
(d)    The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement;

accordingly, if the Company fails promptly to pay any amount due pursuant to Section 8.2(b), and, in order to obtain such payment, Purchaser commences a suit which results in a judgment against the Company, for the Termination Fee or any portion thereof, the Company shall pay the costs and expenses of Purchaser (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if the Company fails to pay any amount due pursuant to Section 8.2(b), then the Company shall pay interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made, for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and except in the case of fraud or Willful Breach shall be the sole and exclusive monetary remedy of Purchaser in the event of a termination of this Agreement specified in such section under circumstances where the Termination Fee is payable and paid in full.
ARTICLE IX

GENERAL PROVISIONS
9.1.    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Sections 6.6 and 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.
9.2.    Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company; provided, that after the approval of this Agreement by the shareholders of the Company, there may not be, without further approval of the shareholders of the Company, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.
9.3.    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after approval of this Agreement by the shareholders of the Company, there may not be, without further approval of the shareholders of the Company, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4.    Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by Purchaser and the Company.
9.5.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(a)    if to the Company, to:
CoBiz Financial Inc.
1401 Lawrence Street, Suite 1200
Denver, CO 80202
Attention:    Lyne Andrich, Chief Financial Officer &
Chief Operating Officer
Facsimile:    (720) 264-1958
Email:        landrich@cobizfinancial.com
With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:    Lee Meyerson
        Elizabeth A. Cooper
Facsimile:    (212) 455-2000
Email:        lmeyerson@stblaw.com
ecooper@stblaw.com
(b)    if to Purchaser or Merger Sub, to:

BOK Financial Corporation
Bank of Oklahoma Tower
Boston Avenue at Second Street
Tulsa, Oklahoma 74192
Attention:    Steven E. Nell, Chief Financial Officer
Facsimile:    (918) 588-6853
Email:        snell@bokf.com

With a copy (which shall not constitute notice) to:

Frederic Dorwart, Lawyers PLLC
124 East Fourth Street
Tulsa, Oklahoma 74103
Attention:    Tamara R. Wagman
Facsimile:    (918) 583-8251
Email:        twagman@fdlaw.com
9.6.    Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Purchaser means the actual knowledge of the officers of Purchaser listed on Section 9.6 of the Purchaser Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed, (ii) “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) “made available” means any document or other information that was (A) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (B) included in the virtual data room of a party prior to the date hereof or (C) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Purchaser Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or

“$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.
9.7.    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8.    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9.    Governing Law; Jurisdiction. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law thereof (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of Colorado).
(b)    Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware (or, if the Court of Chancery determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Delaware and, if both the Court of Chancery and the federal courts sitting in the State of Delaware determine that they lack subject matter jurisdiction, any state court sitting in the State of Delaware) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10.    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO

REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11.    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her representatives, and subject to the right of the Company to enforce the rights of its shareholders and the holders of Company Equity Awards pursuant to Section 8.2(a), this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12.    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13.    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.
9.14.    Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e‑mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
9.15.    Employment and Non-Compete Agreement. Contemporaneous with the signing of this Agreement, Mr. Bangert has entered into an employment agreement which contains provisions respecting his agreement not to compete with the Purchaser and its Subsidiaries (the “Employment and Non-Compete Agreement”). Purchaser has advised the Company that Purchaser ascribed significant value to the Employment and Non-Compete Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser, Merger Sub and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COBIZ FINANCIAL INC.
By:    /s/ Steven Bangert
    Name: Steven Bangert
    Title: Chairman & Chief Executive Officer

BOK FINANCIAL CORPORATION
By:    /s/ Steven G. Bradshaw
    Name: Steven G. Bradshaw
Title: President & Chief Executive Officer

BOKF MERGER CORPORATION NUMBER SIXTEEN
By:    /s/ Steven G. Bradshaw
    Name: Steven G. Bradshaw
Title: President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]